Exhibit 5.1

Delta Air Lines, Inc. Department 981 Post Office Box 20574 Atlanta, GA 30320-2574

February 11, 2022

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30354

Re:	Delta Air Lines, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I am Associate General Counsel of Delta Air Lines, Inc., a Delaware corporation (the “Company”). My opinion has been requested in connection with registration for resale from time to time, on a delayed basis, by the Delta Master Trust (the “Selling Stockholder) of up to 10,425,433 shares of Common Stock of the Company, par value $0.0001 per share (the “Shares”), pursuant to the Company’s Registration Statement on Form S-3, as filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2022, and as may be amended from time to time (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and any related prospectus.

I have examined (i) the Registration Statement, (ii) the prospectus, dated February 11, 2022, which forms a part of and is included in the Registration Statement, (iii) the amended and restated certificate of incorporation of the Company, as amended, (iv) the bylaws of the Company, as amended and currently in effect, (v) minutes of the Board of Directors of the Company, and (vi) such other documents, certificates and records of the Company and other documents, matters of fact and questions of law that I have deemed necessary or appropriate for the purposes of this opinion. In my examination, I have assumed the authenticity of original documents and the genuineness of all signatures, the legal capacity of all signatories, the conformity to the originals of all documents submitted to me as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such law may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name under the caption “Legal Opinion” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Alan T. Rosselot
Associate General Counsel